NOTICE TO REGISTERED HOLDERS OF WARRANTS OF CALL FOR REDEMPTION
                                 BY THE COMPANY

December 1, 1999

Notice is hereby given, pursuant to the Warrant Agreement dated August 26, 1993 (the "Agreement"; capitalized terms used herein but not otherwise defined shall have meanings ascribed to such terms in the Agreement) between OXiGENE, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company as amended, that the Company hereby exercises its right to redeem the Warrants held by you, effective December 2, 1999 (the "Call"). As required by the Agreement, the shares of the Company's Common Stock, as reported on the National Market of the NASDAQ Stock Market, Inc., have traded at an average trading price of not less than $16.00 per share for a period of ten consecutive trading days from November 17, 1999 to December 1, 1999. The Company's Common Stock traded at $17.25 per share on the NASDAQ National Market as of the date of this notice. Any Warrants that are Called but remain unexercised after December 22, 1999 will be redeemed promptly thereafter at redemption price of $.001 per Warrant payable by the Company in cash. Upon payment to the holders of any unexercised warrants that remain outstanding after December 22, 1999, shall be deemed cancelled with no further action necessary by you or the Warrant Agent.

If you wish to exercise your Warrants prior to December 22, 1999, pursuant to the Warrant Agreement you must deliver to the Warrant Agent the Warrant Certificate representing such Warrants, with the exercise form thereon duly executed by you or your attorney duly authorized in writing, together with payment in cash or by check made payable to the Warrant Agent, of an amount equal to $14.35 multiplied by the number of Warrants exercised (the "Aggregate Purchase Price"). Upon receipt of the Warrant Certificate and the Aggregate Purchase Price, the Warrant Agent shall issue 1.07 shares of the Company's Common Stock for each Warrant exercised. Accordingly, the effective exercise price of each warrant on the basis of one share of Common Stock is $13.41 per share. If you have any questions regarding this matter, please contact Bo Haglund, Chief Financial Officer at the Company Office in Stockholm. Phone +46-8-6788720, fax +46-8-6788605.


                                       OXiGENE, INC.


                                       Bo Haglund
                                       Chief Financial Officer